Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RECORD

SECOND QUARTER AND YEAR-TO-DATE NET INCOME

ST. PAUL, July 17, 2006 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) announced today results for the second quarter ended June 30, 2006.

For the six-month period, revenues increased to $33,749,000, compared to $31,534,000, or 7.0%, from the prior-year period. Operating income increased to $3,875,000 compared to $2,962,000, or 30.8%, from the prior-year period. The Company recorded net income of $2,036,000, or $0.23 per diluted share, compared to net income of $1,436,000, or $0.18 per diluted share, or a 41.8% increase in net income from the comparable period last year.

For the three-month period ended June 30, 2006, revenues increased to $17,399,000 compared to $16,845,000, or 3.3%, from the prior-year period. Operating income increased to $2,325,000 compared to $1,950,000, or 19.2%, from the comparable period last year. Net income increased to $1,282,000, or $0.15 per diluted share, compared to net income of $1,015,000, or $0.13 per diluted share, or a 26.3% increase in net income from the comparable period last year.

Overall, expenses for the quarter were in line with expectations. Total operating expenses were 31.1% of revenues for the quarter compared to 32.9% for the comparable period last year. Total operating expenses were 32.6% year-to-date compared to 33.2% for the comparable period last year. Gross margin for the quarter was 44.5% compared to 44.4% for the comparable period last year. Gross margin year-to-date was 44.1% compared to 42.6% for the comparable period last year.

MEDTOX Scientific, Inc.

July 17, 2006

Although there was a reduction in hiring activity by existing clients in the second quarter, the new account activity was strong which resulted in record revenues, operating income, pre-tax income and net income for the quarter. The Company has implemented a number of initiatives to compensate for lower activity from existing clients that it believes will have a positive benefit in the second half of 2006. These initiatives will be discussed during the Company’s teleconference to be held this morning.

MEDTOX will hold a teleconference to discuss second quarter 2006 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 877-421-3959 a few minutes prior to the scheduled start time on July 17 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through July 24 at 800-642-1687 conference ID # 2234420. International callers may access the replay at 706-645-9291 with the same conference ID # 2234420.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2005 Annual Report on Form 10-K.

MEDTOX Scientific, Inc.

July 17, 2006

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

REVENUES:
Laboratory services	$ 13,413	$ 12,920	$ 25,815	$ 24,068
Product sales	3,986	3,925	7,934	7,466
	17,399	16,845	33,749	31,534

COST OF REVENUES:
Cost of services	8,175	7,750	15,809	14,975
Cost of sales	1,488	1,611	3,060	3,117
	9,663	9,361	18,869	18,092

GROSS PROFIT	7,736	7,484	14,880	13,442

OPERATING EXPENSES:
Selling, general and administrative	4,880	4,896	10,014	9,244
Research and development	531	638	991	1,236
	5,411	5,534	11,005	10,480

INCOME FROM OPERATIONS	2,325	1,950	3,875	2,962

OTHER INCOME (EXPENSE):
Interest expense	(119)	(227)	(273)	(438)
Other expense, net	(118)	(86)	(286)	(208)
	(237)	(313)	(559)	(646)

INCOME BEFORE INCOME TAX EXPENSE	2,088	1,637	3,316	2,316

INCOME TAX EXPENSE	(806)	(622)	(1,280)	(880)

NET INCOME	$ 1,282	$ 1,015	$ 2,036	$ 1,436

BASIC EARNINGS PER COMMON SHARE	$ 0.16	$ 0.13	$ 0.25	$ 0.19

DILUTED EARNINGS PER COMMON SHARE	$ 0.15	$ 0.13	$ 0.23	$ 0.18

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,183,455	7,546,972	8,169,106	7,543,746
Diluted	8,839,176	7,929,546	8,786,645	8,070,235

MEDTOX Scientific, Inc.

July 17, 2006

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$ 847	$ 1,312
Accounts receivable	11,691	9,889
Inventories	3,281	3,301
Other current assets	2,378	2,627
Total current assets	18,197	17,129

Building, equipment and improvements, net	18,704	17,927

Other assets	22,861	24,334
Total assets	$ 59,762	$ 59,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 10,445	$ 8,752

Long-term obligations	3,426	5,793

Stockholders’ equity	45,891	44,845
Total liabilities and stockholders’ equity	$ 59,762	$ 59,390